                                                                     EXHIBIT 8.1

                                                           1300 I Street, N.W.
                                                             Suite 470 East
                                                          Washington, DC 20005
                                                        Telephone (202)737-7900
Breyer & Aguggia LLP                                    Facsimile (202)737-7979
================================================================================
ATTORNEYS AT LAW



                               October 20, 1998


Boards of Directors
First Federal Bank, A Federal Savings Bank
First Capital, Inc., M.H.C.
First Capital, Inc.
220 Federal Drive, N.W.
Corydon, Indiana 47112-0130

Gentlemen:

        In accordance with your request, set forth herein is our opinion relating to the federal income tax consequences of the two integrated transactions described herein. Capitalized terms used herein which are not expressly defined herein shall have the meaning ascribed to them in the Plan of Conversion from Mutual Holding Company to Stock Holding Company and Agreement and Plan of Reorganization dated June 18, 1998, between First Federal Bank, A Federal Savings Bank (the "Savings Bank") and First Capital, Inc. (the "MHC") (the "Plan").

The Proposed Transactions
-------------------------

        Based upon our review of the Plan, we understand that the relevant facts are as follows:

        In February 1993, the Savings Bank, a federally-chartered mutual savings bank, reorganized into the mutual holding company form of organization. In connection with the foregoing transaction, which resulted in the conversion of the Savings Bank to a stock institution, the Savings Bank simultaneously sold 200,000 shares of the common stock (the "Savings Bank Common Stock") to depositors of the Savings Bank, including directors, officers and employees of the Savings Bank, and members of the general public. As of the date hereof, the MHC and the other stockholders ("Public Stockholders") own an aggregate of 59.5% and 40.5%, respectively, of the outstanding Savings Bank Common Stock.

        At the present time, two transactions are being undertaken. The first transaction, which is sometimes referred to herein as "Merger 1," is the conversion of the MHC from the mutual form of organization to a federal interim stock savings bank ("Interim") and the simultaneous merger of Interim with and into the Savings Bank. The second transaction, which is sometimes referred to herein as "Merger 2," is the acquisition of the Savings Bank by First Capital, Inc. (the "Holding

                                                            Breyer & Aguggia LLP
                                                            ====================

Boards of Directors
First Federal Bank, A Federal Savings Bank
First Capital, Inc., M.H.C.
First Capital, Inc.
October 20, 1998
Page 2



Company"), a newly organized Indiana corporation, by means of the merger of the Savings Bank with a federal interim stock savings institution (the "Interim Savings Bank"), which will be organized as a wholly-owned subsidiary of the Holding Company. Merger 1 and Merger 2 are sometimes collectively referred to herein as the "Conversion and Reorganization."

        Merger 1 and Merger 2 are being accomplished pursuant to the Plan. The Plan complies in all material respects with the provisions of Subpart A of 12 C.F.R. Part 563b, the Office of Thrift Supervision ("OTS") regulations governing the conversion of mutual institutions to stock form. The Plan also complies in all material respects with the provisions of 12 C.F.R. Section 575.12(a), governing the conversion of mutual holding companies to stock form. Because the proposed transaction involves two mergers, the Plan also includes two related plans of merger with language that complies in all material respects with 12 C.F.R. Section 552.13, governing mergers involving federal stock associations.

        In Merger 1, a liquidation account is being established by the Savings Bank for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders. Pursuant to Section XIV of the Plan, the initial balance of the liquidation account will equal the amount of any dividends waived by the MHC plus the greater of (1) $4.0 million, which is equal to 100% of the retained earnings of Savings Bank as of June 30, 1992, the date of the latest statement of financial condition contained in the final offering circular utilized in the formation of the MHC, or (2) 59.5% of the Savings Bank's total stockholders' equity as reflected in its latest statement of financial condition contained in the final Prospectus to be utilized in the Conversion and Reorganization. The $7.3 million is the amount that the liquidation account would have been if the MHC formation had been a standard conversion not involving a mutual holding company.

        Upon consummation of Merger 1, the shares of Savings Bank Common Stock held by the MHC will be canceled.

        Upon consummation of Merger 2 (the "Effective Date"), all of the then outstanding shares of Savings Bank Common Stock held by the Public Stockholders will be converted into and become shares of common stock of the Holding Company ("Holding Company Common Stock") at the Exchange Ratio (the "Exchange Stock"). The common stock of the Interim Savings Bank owned by the Holding Company prior to Merger 2 will be converted into and become shares of common stock of the Savings Bank on the Effective Date. The Holding Company Common Stock held by the Savings Bank immediately prior to Merger 2 will be canceled on the Effective Date.

        Immediately following Merger 2, Holding Company Common Stock will be sold pursuant to the Offerings. The stockholders of the Holding Company will be the Public Stockholders, plus

                                                            Breyer & Aguggia LLP
                                                            ====================

Boards of Directors
First Federal Bank, A Federal Savings Bank
First Capital, Inc., M.H.C.
First Capital, Inc.
October 20, 1998
Page 3


those persons who purchase Holding Company Common Stock in the Offerings. Nontransferable rights to subscribe for Holding Company Common Stock will be granted to eligible depositors and other persons in the priorities set forth in the Plan (the "Subscription Rights").

        Upon the Effective Date, Interim Savings Bank will be merged with and into the Savings Bank and Interim Savings Bank will cease to exist as a legal entity. As a result, the Holding Company will be a publicly held corporation, will register the Holding Company Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended, and will become subject to the rules and regulations thereunder and file periodic reports and proxy statements with the Securities and Exchange Commission ("SEC"). The Savings Bank will become a wholly owned subsidiary of the Holding Company and will continue to carry on its business and activities as conducted immediately prior to Merger 2.

Federal Tax Opinion
-------------------

        In connection with the opinion expressed herein below, we have relied upon the assumption that the representations required for advance rulings outlined in Rev. Proc. 86-42, 1986-2 C.B. 722, are true and correct as it applies to the Conversion and Reorganization.

        Based on the foregoing assumptions and the description of Merger 1 and Merger 2, the representations which have been made to us by management of the Savings Bank, the MHC and the Holding Company in an affidavit dated October 20, 1998, attached hereto as Exhibit A, and subject to the qualifications and limitations set forth in this letter, we are of the opinion that, if Merger 1 were to be consummated as described above as of the date hereof, then:

        1. Merger 1 qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

        2. No gain or loss will be recognized by the Savings Bank upon the receipt of the assets of the MHC in Merger 1.

        In addition, we are of the opinion that, if Merger 2 were to be consummated as described above as of the date hereof, then:

        1. Merger 2 qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Pursuant to Section 368(a)(2)(E) of the Code, Merger 2 is not disqualified from qualifying as a reorganization within the meaning of Section 368(a)(1)(A)

                                                            Breyer & Aguggia LLP
                                                            ====================

Boards of Directors
First Federal Bank, A Federal Savings Bank
First Capital, Inc., M.H.C.
First Capital, Inc.
October 20, 1998
Page 4


            because Holding Company Common Stock will be conveyed to the Savings Bank's stockholders in exchange for their Savings Bank Common Stock.

        2. No gain or loss will be recognized by the Interim Savings Bank upon the transfer of its assets to the Savings Bank.

        3. No gain or loss will be recognized by the Savings Bank upon the receipt of the assets of Interim Savings Bank.

        4. No gain or loss will be recognized by the Holding Company or Savings Bank upon the exchange of Exchange Stock for Savings Bank Common Stock.

        5. No gain or loss will be recognized by the Public Stockholders upon the receipt of the Exchange Stock solely in exchange for their shares of Savings Bank Common Stock.

        6. The basis of the Exchange Stock to be received by the Public Stockholders will be the same as the basis of the Savings Bank Common Stock surrendered in exchange therefor, before giving effect to any payment of cash in lieu of fractional shares.

        7. The holding period of the Exchange Stock to be received by the Public Stockholders will include the holding period of the Savings Bank Common Stock, provided that the Savings Bank Common Stock was held as a capital asset on the date of the exchange.

        8. No gain or loss will be recognized by the Holding Company upon the sale of Holding Company Common Stock in the Offerings.

        9. Eligible Account Holders and Supplemental Eligible Accounts Holders will realize gain, if any, upon the constructive issuance to them of Subscription Rights and/or interest in the liquidation account of Savings Bank. Any gain resulting therefrom will be recognized, but only in an amount not in excess of the fair market value of the liquidation accounts and/or Subscription Rights received. The liquidation account will have normal, if any, fair market value. Based solely on the accuracy of the conclusion reached by Keller & Company, Inc. in its written opinion to Savings Bank (the "Appraiser's Opinion") that the Subscription Rights have no value at the time of distribution or exercise and our reliance thereon, no gain or loss will be required to be recognized by depositors upon receipt or distribution of Subscription Rights. (Section 1001 of the Code.) See Paulsen v. Commissioner, 469 U.S. 131,139 (1985).
                   --- -----------------------

                                                            Breyer & Aguggia LLP
                                                            ====================

Boards of Directors
First Federal Bank, A Federal Savings Bank
First Capital, Inc., M.H.C.
First Capital, Inc.
October 20, 1998
Page 5


            Based solely on the accuracy of the conclusions reached in the Appraiser's Opinion, and our reliance thereon, we are of the opinion that: (a) no taxable income will be recognized by the borrowers, directors, officers and employees of Savings Bank upon the distribution to them of Subscription Rights or upon the exercise or lapse of the Subscription Rights to acquire Holding Company Common Stock at fair market value; (b) no taxable income will be realized by the depositors of Savings Bank as result of the exercise of lapse of the Subscription Rights to purchase Holding Company Common Stock at fair market value. Rev. Rul. 56-572, 1956-2 C.B. 182; and (c) no taxable income will be realized by Savings Bank, or Holding Company upon the issuance or distribution of Subscription Rights to depositors of Savings Bank to purchase shares of Holding Company Common Stock at fair market value. (Section 311 of the Code.)

            Notwithstanding the Appraiser's Opinion, if the Subscription Rights are subsequently found to have a fair market value, income may be recognized by various recipients of the Subscription Rights (in certain cases, whether or not the rights are exercised) and Holding Company and/or Savings Bank may be taxable on the distribution of the Subscription Rights. (Section 311 of the Code.) In this regard, the Subscription Rights may be taxed partially or entirely at ordinary income tax rates.

        10. The tax basis to the holders of the Holding Company Common Stock purchased in the Offerings will be the amount paid therefor, and the holding period for such shares will begin on the date of consummation of the Offerings if purchased through the exercise of Subscription Rights. If purchased in the Direct Community Offering or Syndicated Community Offering, the holding period for such stock will begin on the day after the date of purchase.

                           *     *     *     *     *

        Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any local, foreign or other tax considerations. However, we believe our opinion addresses all the material federal tax consequences of the Conversion and Reorganization. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the case law, Code, Treasury Regulations thereunder, Internal Revenue Service rulings as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion.

                                                           Breyers & Aguggia LLP
                                                           =====================

Boards of Directors
First Federal Bank, A Federal Savings Bank
First Capital, Inc., M.H.C.
First Capital, Inc.
October 20, 1998
Page 6


This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

        We hereby consent to the filing of this opinion with the OTS as an exhibit to the Application H-(e)1-S filed by the Holding Company with the OTS in connection with the Conversion and Reorganization and the reference to our firm in the Application H-(e)1-S under Item 110.55 therein.

        We also hereby consent to the filing of this opinion with the SEC and the OTS as exhibits to the Registration Statement and the Savings Bank's Application for Conversion on Form AC ("Form AC"), respectively, and the reference on our firm in the Prospectus, which is a part of both the Registration Statement and the Form AC, under the headings "THE CONVERSION -- Effects of Conversion on Depositors and Borrowers of the Bank -- Tax Effects" and "LEGAL AND TAX OPINIONS."

                                                Very truly yours,

                                                /s/ Breyer & Aguggia LLP

                                                BREYER & AGUGGIA LLP

                                                                       EXHIBIT A
                                                                       ---------

                         Affidavit of Representations
                         ----------------------------

        The following statements, representations, and declarations are made in support of the federal tax opinion to be issued by Breyer & Aguggia, LLP Washington, D.C., in connection with the transactions contemplated by the Plan of Conversion and Agreement and Plan of Reorganization dated June 18, 1998 between First Federal Bank, A Federal Savings Bank and First Capital, Inc., M.H.C. (the AMHC@) whereby (i) the MHC will convert from a mutual holding company to a federal interim savings bank and merge with and into the Savings Bank and (ii) Savings Bank will be acquired by the Holding Company by means of the merger of Savings Bank with Interim Savings Bank. All capitalized terms have the same meaning as in the federal tax opinion, unless otherwise indicated.

1. The fair market value of the interest of each member who is an Eligible Account Holder or Supplemental Eligible Account Holder in the Liquidation Account established in the Savings Bank will be approximately equal to the fair market value of the voting and liquidation rights surrendered by such members in the exchange.

2. The Savings Bank has no plan or intention to reacquire any portion of the Liquidation Account or the subscription rights transferred to the former MHC members who are Eligible Account Holders and Supplemental Eligible Account Holders in exchange for their voting and liquidation rights in the MHC.

3. The Savings Bank has no plan or intention to sell or otherwise dispose of any of the assets of the MHC acquired in Merger 1, except for dispositions made in the ordinary course of business or transfers described in IRC (S) 368(a)(2)(C).

4. The liabilities of the MHC assumed by the Savings Bank, if any, and the liabilities to which the transferred assets of the MHC are subject, if any, were incurred by the MHC in the ordinary course of business.

5. Following Merger 1, the Savings Bank will continue its historic business, the historic business of the MHC or use a significant portion of the MHC's historic business assets in the Savings Bank's business.

6. The Savings Bank, the MHC, and the shareholders of the Savings Bank and members of the MHC will pay their respective expenses, if any, incurred in connection with Merger 1.

7. There is no inter-corporate indebtedness existing between the MHC and the Savings Bank that was issued, acquired or will be settled at a discount.

8.  No parties to the transaction are investment companies as defined in IRC
    (S)(S)368(a)(2)(F)(iii) and (iv).

9. The MHC is not under the jurisdiction of a court in a title 11 or similar case within the meaning of IRC '368(a)(3)(A).

10. The fair market value of the assets of the MHC transferred to the Savings Bank will equal or exceed the sum of the liabilities assumed by the Savings Bank plus the amount of the liabilities, if any, to which the transferred assets are subject.

11. Following Merger 2, the Savings Bank will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets and at least 90% of the fair market value of Interim Savings Bank's net assets (other than stock of Holding Company distributed to Savings Bank's shareholders in the transaction) and are least 70% of the fair market value of Interim Savings Bank's gross assets (other than stock of Holding Company distributed to Savings Bank's shareholders in Merger 2) held immediately prior to Merger 2. For purposes of this representation, amounts paid by the Savings Bank or Interim Savings Bank to dissenters, amounts paid by the Savings Bank or Interim Savings Bank to shareholder who receive cash or other property, amounts used by the Savings Bank or interim II to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Savings Bank will be included as assets of the Savings Bank or Interim Savings Bank, respectively, immediately prior to Merger 2.

12. The Savings Bank has no plan or intention to sell or otherwise dispose of any of the assets of Interim Savings Bank acquired in Merger 2, except for disposition made in the ordinary course of business or transferred described in IRC (S)368(a)(2)(C).

13. The Savings Bank has no plan or intention to issue additional shares of its stock that would result in the Holding Company losing control of the Savings Bank within the meaning of IRC (S)368(c).

14. The Holding Company has no plan or intention to reacquire any of its stock issued in Merger 2.

15. The Holding Company has no plan or intention to liquidate the Savings Bank; to merge the Savings Bank with or into another corporation, to sell or otherwise dispose of the stock of the Savings Bank, except for transfers of stock to corporations controlled by Holding Company; or to cause the Savings Bank to sell or otherwise dispose of any of its assets or any of the assets acquired from Interim Savings Bank, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by the Savings Bank.

16. Interim Savings Bank will have no liabilities to be assumed by the Savings Bank, and will not transfer to the Savings Bank any assets subject to liabilities in Merger 2.

17. Following Merger 2, the Savings Bank will continue its historic business or use a significant portion of its historic business assets in a business.

18. The Holding Company, Interim Savings Bank, the Savings Bank, and the shareholders of the Savings Bank will pay their respective expenses, if any, incurred in connection with Merger 2.

19. There is no inter-corporate indebtedness existing between the Holding Company and the Savings Bank or between Interim Savings Bank and the Savings Bank that was issued, acquired, or will be settled at a discount.

20. In Merger 2, shares of Savings Bank stock representing control of the Savings Bank, as defined in IRC (S)368(c), will be exchanged solely for voting stock of the Holding Company. For purposes of this representation, shares of Savings Bank stock exchanged for cash or other property originating with the Holding Company will be treated as outstanding Savings Bank stock on the date of Merger 2.

21. At the time of the Savings Bank merger, the Savings Bank will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the Savings Bank that, if exercised or converted, would affect the Holding Company's acquisition or retention of control of the Savings Bank, as defined in IRC (S)368(c).

22. The Holding Company does not own, nor has it owned during the past five years, any shares of stock of the Savings Bank.

23.  No parties to Merger 2 are investment companies as defined in IRC
     (S)(S)368(a)(2)(F)(iii) and (iv).

24. On the date of Merger 2, the fair market value of the assets of the Savings Bank will exceed the sum of its liabilities, plus the amount of liabilities, if any to which the assets are subject.

25. The Savings Bank is not under the jurisdiction of an court in a title 11 or similar case within the meaning of IRC (S)368(a)(3)(A).

26. The fair market value of Holding Company voting common stock to be received by each Savings Bank shareholder will be approximately equal to the fair market value of Savings Bank stock surrendered in the exchange.

        This Affidavit of Representations was executed by a duly-authorized officer of the undersigned entities on this 20th day of October 1998.

                                      FIRST FEDERAL BANK, A FEDERAL SAVINGS BANK



                                      By:  /s/ James G. Pendleton
                                         -------------------------
                                         Chief Executive Officer


                                      FIRST CAPITAL, INC.,  M.H.C.



                                      By:  /s/ James G. Pendleton
                                         -------------------------
                                         Chief Executive Officer


                                      FIRST CAPITAL, INC.



                                      By:  /s/ James G. Pendleton
                                         -------------------------
                                         Chief Executive Officer